Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
310 536-2420

DaVita Announces CFO Departure

El Segundo, California, April 19, 2005 – DaVita Inc. (NYSE: DVA), today announced that Denise Fletcher has stepped down as Senior Vice President and Chief Financial Officer effective April 15, 2005. This decision was reached by mutual agreement.

Kent Thiry, Chief Executive Officer, commented, “I want to thank Denise for her many contributions, in particular her role in the Gambro acquisition and related debt financing. We wish her well in her future endeavors and thank her in advance for her counsel during this transition.”

Tom Kelly, Executive Vice President, will assume the role of acting Chief Financial Officer. Mr. Kelly has been with the Company since June 2004. Mr. Kelly will retain several of his current responsibilities including managing DaVita’s reimbursement operations and payor contracting. He was previously the National Director – Healthcare for KPMG LLC. During his 20 year tenure at KPMG he served as an audit partner from 1983 to 1993, specializing in healthcare services.

The search for a new Chief Financial Officer will begin immediately.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states, as well as Washington, D.C. As of December 31, 2004, DaVita operates or provides administrative services to 658 outpatient facilities serving approximately 54,000 patients.